Exhibit 10.1

SHARE CANCELLATION/RETURN TO TREASURY  AGREEMENT

THIS AGREEMENT made the 27th day of April, 2010

BETWEEN:
Big Bear Mining Corp.
(the "Company")
AND:
Aaron Hall
("Hall")

WHEREAS:

A.  Hall is the holder of 100,000,000 post split shares of the Company’s common stock and agrees herein to cancel 66,750,000 of such shares (the “Hall Shares”);

B.  Hall agrees to the cancellation of the Hall Shares as he is no longer the President, Secretary, Treasurer and director of the Company, and will have limited involvement with the Company’s proposed business operations and seeks to benefit the Company’s minority shareholders with such cancellation; and

C.  Each of the Company and Hall deem it to be in their respective best interests to immediately cancel the Hall Shares.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein (the sufficiency whereof is hereby acknowledged by the parties hereto), the parties hereby agree to and with each other as follows:

1.	CANCELLATION OF HALL SHARES

1.1	The Hall Shares shall be cancelled effective on the date of this Agreement.

2.	RELEASE

2.1
Hall, together with his affiliates, shareholders, heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the Company, its respective directors, officers, shareholders, employees and agents, and their respective successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which Hall ever had, now or may have howsoever arising out of the original grant and this cancellation of the Hall Shares.

3.	COUNTERPARTS

3.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.	ELECTRONIC MEANS

4.1
Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

5.	FURTHER ASSURANCES

5.1
As and so often as may be required, the parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as in the opinion of the Company or its counsel are necessary or advisable to give full effect to the provisions and intent of this Agreement.

6.	PROPER LAW

6.1	This Agreement will be governed by and construed in accordance with the law of the State of Nevada.

7.	INDEPENDENT LEGAL ADVICE

7.1
Hall hereby acknowledges that this Agreement was prepared by Macdonald Tuskey for the Company and that Macdonald Tuskey does not represent Hall.  By signing this Agreement, Hall confirms that he fully understands this Agreement and (a) has obtained independent legal advice or (b) waives the right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement.

BIG BEAR MINING CORP.

Per:
Authorized Signatory

AARON HALL